  SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of October 19, 2006, is made and given by RED MILE ENTERTAINMENT, INC., a corporation organized under the laws of the State of Delaware (the “Grantor”), to OLYMPIA TRUST COMPANY, a trust company incorporated under the laws of the Province of Alberta in its capacity as Debenture Trustee (the “Security Trustee”).

RECITALS

A. The Grantor will or may become, or is now, indebted in the amount of a minimum of US$5,000,000 to Debentureholders under Initial Debentures issued under that certain Trust Indenture dated October 19, 2006 (the “Indenture”).

B. The Security Trustee is the Debenture Trustee under the Indenture.

C. Under the terms of the Indenture the Grantor has agreed, and is required, to grant a security interest over all of its personal property to the Debenture Trustee as security for its obligations to, and for the benefit of, the Debentureholders under the Initial Debentures. The security interest granted hereunder shall be subordinated to any security interest granted over the Grantor's accounts receivable to secure indebtedness to any commercial bank, financial institution or other lender(s).

D. The Grantor finds it advantageous, desirable and in its best interests to comply with the requirement that it execute and deliver this Agreement to the Security Trustee.

NOW, THEREFORE, in consideration of the premises and in order to induce the Debentureholders to extend or continue credit accommodations to the Grantor, the Grantor hereby agrees with the Security Trustee for the benefit of the Debentureholders of the Initial Debentures as follows:

Section 1. Defined Terms.

1 (a) As used in this Agreement, the following terms shall have the meanings indicated:

“Account” shall mean the rights of the Grantor to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not such right has been earned by performance, all guaranties and security therefor, and all interests in the goods the sale or lease of which gave rise thereto, including the right to stop such goods in transit.

“Account Debtor” shall mean a Person who is obligated on or under any Account, Chattel Paper, Instrument or General Intangible.

“Chattel Paper” shall mean a writing or writings which evidence both a monetary obligation and a security interest in or lease of specific goods; when a transaction is evidenced by both a security agreement or a lease and by an Instrument or a series of Instruments, the group of writings taken together constitutes Chattel Paper.

“Collateral” shall mean all property and rights in property now owned or hereafter at any time acquired by the Grantor in or upon which a Security Interest is granted to the Security Trustee by the Grantor under this Agreement.

“Debentureholders” has the meaning ascribed to such term in the Indenture.

“Debenture Trustee” means the Security Trustee in its capacity as debenture trustee under the Indenture.

“Document” shall mean any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, together with any other document or receipt which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Equipment” shall mean all machinery, equipment, motor vehicles, furniture, furnishings and fixtures, including all accessions, accessories and attachments thereto, and any guaranties, warranties, indemnities and other agreements of manufacturers, vendors and others with respect to such Equipment.

“Event of Default” shall have the meaning given to such term in Section 18 hereof.

“Financing Statement” shall have the meaning given to such term in Section 4 hereof.

“General Intangibles” shall mean any personal property (other than goods, Accounts, Chattel Paper, Documents, Instruments and money) including choses in action, causes of action, contract rights, corporate and other business records, inventions, designs, patents, patent applications, service marks, trademarks, tradenames, trade secrets, internet domain names, engineering drawings, good will, registrations, copyrights, licenses, franchises, customer lists, tax refund claims, royalties, licensing and product rights, rights to the retrieval from third parties of electronically processed and recorded data and all rights to payment resulting from an order of any court.

“Indenture” means that certain Trust Indenture dated October 19, 2006 between the Grantor and the Debenture Trustee providing for the issue of debentures of various series including the Initial Debentures.

“Initial Debentures” means up to US$10,000,000 of 5.5% senior secured convertible debentures issued by the Grantor to the Debentureholders in one or more closings, and such term has the meaning ascribed thereto in the Indenture.

“Instrument” shall mean a draft, check, certificate of deposit, note, bill of exchange, security or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is transferred in the ordinary course of business by delivery with any necessary endorsement or assignment.

“Inventory” shall mean any and all goods owned or held by or for the account of the Grantor for sale or lease, or for furnishing under a contract of service, or as raw materials, work in process, materials incorporated in or consumed in the production of any of the foregoing and supplies, in each case wherever the same shall be located, whether in transit, on consignment, in retail outlets, warehouses, terminals or otherwise, and all property the sale, lease or other disposition of which has given rise to an Account and which has been returned to the Grantor or repossessed by the Grantor or stopped in transit.

“Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to.

“Obligations” shall mean (a) all principal of, and interest on, the Initial Debentures and any extensions, renewals or replacements thereof, (b) all liabilities of the Grantor under the Indenture and (c) all liabilities of the Grantor under this Agreement.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Security Interest” shall have the meaning given such term in Section 2 hereof.

1 (b) All other terms used in this Agreement which are not specifically defined herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect in the State of New York as of the date of this Agreement to the extent such other terms are defined therein.

1 (c) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and “or” has the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Agreement unless otherwise provided.

Section 2. Grant of Security Interest. As security for the payment and performance of all of the Obligations, the Grantor hereby grants to the Security Trustee a security interest (the “Security Interest”) in all of the Grantor’s right, title, and interest in and to the following, whether now or hereafter owned, existing, arising or acquired and wherever located:

2 (a) All Accounts.

2 (b) All Chattel Paper.

2 (c) All Documents.

2 (d) All Equipment.

2 (e) All General Intangibles.

2 (f) All Instruments.

2 (g) All Inventory.

2 (h) To the extent not otherwise included in the foregoing, (i) all other rights to the payment of money, including rents and other sums payable to the Grantor under leases, rental agreements and other Chattel Paper and insurance proceeds, and each letter-of-credit right and all investment property; (ii) all books, correspondence, credit files, records, invoices, bills of lading, and other documents relating to any of the foregoing, including, without limitation, all tapes, cards, disks, computer software, computer runs, and other papers and documents in the possession or control of the Grantor or any computer bureau from time to time acting for the Grantor; (iii) all rights in, to and under all policies insuring the life of any officer, director, stockholder or employee of the Grantor, the proceeds of which are payable to the Grantor; and (iv) all accessions and additions to, parts and appurtenances of, substitutions for and replacements of any of the foregoing.

2 (i) To the extent not otherwise included, all proceeds and products of any and all of the foregoing.

Section 3. Grantor Remains Liable. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the Accounts, Chattel Paper, General Intangibles and other items included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Security Trustee of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under any items included in the Collateral, and (c) the Security Trustee shall have no obligation or liability under Accounts, Chattel Paper, General Intangibles and other items included in the Collateral by reason of this Agreement, nor shall the Security Trustee be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Title to Collateral. The Grantor has (or will have at the time it acquires rights in Collateral hereafter acquired or arising) and will maintain so long as the Security Interest may remain outstanding, title to each item of Collateral (including the proceeds and products thereof), free and clear of all Liens except (i) the Security Interest and (ii) a Lien over the Grantor’s accounts receivable granted to a commercial bank, financial institution or other lender(s) (and the Security Trustee shall subordinate its Security Interest in such accounts receivable to such commercial bank, financial institution or other lender(s)). The Grantor will defend the Collateral against all claims or demands of all Persons (other than the Security Trustee) claiming the Collateral or any interest therein. As of the date of execution of this Agreement, no effective financing statement or other similar document used to perfect and preserve a security interest under the laws of any jurisdiction (a "Financing Statement") covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Security Trustee relating to this Agreement.

Section 5. Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of, or discount or factor with or without recourse, any Collateral, except sales of items of Inventory and accounts receivable in the ordinary course of business. For clarity, Grantor is permitted to factor its accounts receivable so long as the same are sold in the ordinary course of business to a recognized commercial factor for their reasonable fair market value. To facilitate such factoring, the Security Trustee shall permit, and the Financing Statement shall expressly provide, that sales of accounts receivable at the reasonable fair market value thereof shall automatically, without any further act or deed, be released from the Security Interest.

Section 6. Names, Offices, Locations. The Grantor does business solely under its own name and the trade names and styles, if any, set forth on Schedule II hereto. Except as noted on said Schedule, no such trade names or styles and no trademarks or other similar marks owned by the Grantor are registered with any governmental unit. The chief place of business and chief executive office and the office where it keeps its books and records concerning the Accounts and General Intangibles and the originals of all Chattel Paper, Documents and Instruments are located at its address set forth on the signature page hereof. All items of Equipment and Inventory existing on the date of this Agreement are located at the places specified on Schedule I hereto. The Grantor will immediately notify the Security Trustee of any additional state in which any item of Inventory or Equipment is hereafter located. The Grantor will from time to time at the request of the Security Trustee provide the Security Trustee with current lists as to the locations of the Equipment and Inventory. The Grantor will not permit any Inventory, Equipment, Chattel Paper or Documents or any records pertaining to Accounts and General Intangibles to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Grantor will not change its name or the location of its chief place of business and chief executive office unless the Security Trustee has been given at least 30 days prior written notice thereof and the Grantor has executed and delivered to the Security Trustee such Financing Statements and other instruments required or appropriate to continue the perfection of the Security Interest.

Section 7. Rights to Payment. Except as the Grantor may otherwise advise the Security Trustee in writing, each Account, Chattel Paper, Document, General Intangible and Instrument constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation of the Account Debtor or other obligor named therein or in the Grantor’s records pertaining thereto as being obligated to pay or perform such obligation. Without the Security Trustee’s prior written consent, the Grantor will not agree to any modifications, amendments, subordinations, cancellations or terminations of the obligations of any such Account Debtors or other obligors except in the ordinary course of business (including the issuance of price protection credits, returns credits, marketing co-op credits, and similar credits in the normal course of business) and in amounts not exceeding $200,000 per Account Debtor or other obligor in any calendar year. The Grantor will perform and comply in all material respects with all its obligations under any items included in the Collateral and exercise promptly and diligently its rights thereunder.

Section 8. Further Assurances; Attorney-in-Fact.

8 (a) The Grantor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Security Trustee may reasonably request, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable the Security Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Grantor execute and deliver such instrument or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion). Without limiting the generality of the foregoing, the Grantor will, promptly and from time to time at the request of the Security Trustee: (i) mark, or permit the Security Trustee to mark, conspicuously its books, records, and accounts showing or dealing with the Collateral, and each item of Chattel Paper included in the Collateral, with a legend, in form and substance satisfactory to the Security Trustee, indicating that each such item of Collateral and each such item of Chattel Paper is subject to the Security Interest granted hereby; (ii) deliver and pledge to the Security Trustee, all

Instruments and Documents, duly indorsed or accompanied by duly executed instruments of transfer or assignment, with full recourse to the Grantor, all in form and substance satisfactory to the Security Trustee; (iii) execute and file such Financing Statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices (including fixture filings with any necessary legal descriptions as to any goods included in the Collateral which the Security Trustee determines might be deemed to be fixtures, and instruments and notices with respect to vehicle titles), as may be necessary or desirable, or as the Security Trustee may request, in order to perfect, preserve, and enhance the Security Interest granted or purported to be granted hereby; and (iv) obtain waivers, in form satisfactory to the Security Trustee, of any claim to any Collateral from any landlords or mortgagees of any property where any Inventory or Equipment is located.

8 (b) The Grantor hereby authorizes the Security Trustee to file one or more Financing Statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any Financing Statement covering the Collateral or any part thereof shall be sufficient as a Financing Statement where permitted by law.

8 (c) The Grantor will furnish to the Security Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Security Trustee may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Security Trustee.

8 (d) In furtherance, and not in limitation, of the other rights, powers and remedies granted to the Security Trustee in this Agreement, the Grantor hereby appoints the Security Trustee the Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Security Trustee’s good faith discretion, to take any action (including the right to collect on any Collateral) and to execute any instrument that the Security Trustee may reasonably believe is necessary or advisable to accomplish the purposes of this Agreement, in a manner consistent with the terms hereof.

Section 9. Taxes and Claims. The Grantor will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest, as well as all other claims of any kind (including claims for labor, material and supplies) against or with respect to the Collateral, except to the extent (a) such taxes, charges or claims are being contested in good faith by appropriate proceedings, (b) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (c) such taxes, charges or claims are adequately reserved against on the Grantor’s books in accordance with generally accepted accounting principles.

Section 10. Books and Records. The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and credits granted with respect to all Accounts , Chattel Paper and other items included in the Collateral.

Section 11. Inspection, Reports, Verifications. The Grantor will at all reasonable times permit the Security Trustee or its representatives to examine or inspect any Collateral, any evidence of Collateral and the Grantor’s books and records concerning the Collateral, wherever located. The Grantor will from time to time when requested by the Security Trustee furnish to the Security Trustee a report on its Accounts, Chattel Paper, General Intangibles and Instruments, naming the Account Debtors or other obligors thereon, the amount due and the aging thereof. The Security Trustee or its designee, upon 5 days prior written notice to the Grantor, is authorized to contact Account Debtors and other Persons obligated on any such Collateral from time to time to verify the existence, amount and/or terms of such Collateral.

Section 12. Notice of Loss. The Grantor will promptly notify the Security Trustee of any loss of or material damage to any material item of Collateral or of any substantial adverse change, known to Grantor, in any material item of Collateral or the prospect of payment or performance thereof.

Section 13. Insurance. The Grantor will keep the Inventory and Equipment insured against “all risks” for the full replacement cost thereof subject to a deductible not exceeding US$1,000 and with an insurance company or companies satisfactory to the Security Trustee, the policies to protect the Security Trustee as its interests may appear, with such policies or certificates with respect thereto to be delivered to the Security Trustee at its request. Each such policy or the certificate with respect thereto shall provide that such policy shall not be canceled or allowed to lapse unless at least 30 days prior written notice is given to the Security Trustee.

Section 14. Lawful Use; Fair Labor Standards Act. The Grantor will use and keep the Collateral, and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. All Inventory of the Grantor as of the date of this Agreement that was produced by the Grantor or with respect to which the Grantor performed any manufacturing or assembly process was produced by the Grantor (or such manufacturing or assembly process was conducted) in compliance in all material respects with all requirements of the Fair Labor Standards Act, and all Inventory produced, manufactured or assembled by the Grantor after the date of this Agreement will be so produced, manufactured or assembled, as the case may be.

Section 15. Action by the Security Trustee. If the Grantor at any time fails to perform or observe any of the foregoing agreements, the Security Trustee shall have (and the Grantor hereby grants to the Security Trustee) the right, power and authority (but not the duty) to perform or observe such agreement on behalf and in the name, place and stead of the Grantor (or, at the Security Trustee’s option, in the Security Trustee’s name) and to take any and all other actions which the Security Trustee may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of Liens, the procurement and maintenance of insurance, the execution of assignments, security agreements and Financing Statements, and the indorsement of instruments); and the Grantor shall thereupon pay to the Security Trustee on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Security Trustee in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Security Trustee, together with interest thereon from the date expended or incurred at the highest lawful rate then applicable to any of the Obligations, and all such monies expended, costs and expenses and interest thereon shall be part of the Obligations secured by the Security Interest.

Section 16. Insurance Claims. As additional security for the payment and performance of the Obligations, the Grantor hereby assigns to the Security Trustee any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Grantor with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto. At any time, whether before or after the occurrence of any Event of Default, the Security Trustee may (but need not), in the Security Trustee’s name or in Grantor’s name, execute and deliver proofs of claim, receive all such monies, indorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Notwithstanding any of the foregoing, so long as no Event of Default exists the Grantor shall be entitled to all insurance proceeds with respect to Equipment or Inventory provided that such proceeds are applied to the cost of replacement Equipment or Inventory.

Section 17. The Security Trustee’s Duties. The powers conferred on the Security Trustee hereunder are solely to protect its interest and the interests of the Debentureholders in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for (a) the safe custody of any Collateral in its possession, (b) the accounting for monies actually received by it hereunder, (c) filing the Financing Statement(s) contemplated in Section 8(b) hereof, (d) subordinating its interest in accounts receivable as contemplated in Section 4 and (e) any duty expressly imposed on the Security Trustee by applicable Laws with respect to any Collateral that has not been waived by the Grantor hereunder, the Security Trustee shall have no duty with respect to any Collateral and no implied duties or obligations shall be read into this Agreement against the Security Trustee. Without limiting the generality of the foregoing, the Security Trustee shall have no duty, as to any Collateral, for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (iii) taking any action to protect against any diminution in value of the Collateral, whether or not the Security Trustee has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Collateral but, in each case, the Security Trustee may do so and all expenses reasonably incurred in connection therewith shall be part of the Obligations The Security Trustee shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Security Trustee accords its own property of like kind. The Security Trustee will take action in the nature of exchanges, conversions, redemptions, tenders and the like requested in writing by the Grantor with respect to the Collateral in the Security Trustee’s possession if the Security Trustee in its reasonable judgment determines that such action will not impair the Security Interest or the value of the Collateral, but a failure of the Security Trustee to comply with any such request shall not of itself be deemed a failure to exercise reasonable care.

Section 18. Default. Each of the events described as an event of default under Section 7.1 of the Indenture shall be an “Event of Default” under this Agreement.

Section 19. Remedies on Default. Without limiting its rights and remedies as Debenture Trustee under Article 7 of the Indenture, upon the occurrence of an Event of Default and at any time thereafter:

19 (a) The Security Trustee may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code.

19 (b) The Security Trustee shall have the right to enter upon and into and take possession of all or such part or parts of the properties of the Grantor, including lands, plants, buildings, Equipment, Inventory and other property as may be necessary or appropriate in the judgment of the Security Trustee to permit or enable the Security Trustee to manufacture, produce, process, store or sell or complete the manufacture, production, processing, storing or sale of all or any part of the Collateral, as the Security Trustee may elect, and to use and operate said properties for said purposes and for such length of time as the Security Trustee may deem necessary or appropriate for said purposes without the payment of any compensation to Grantor therefor. The Security Trustee may require the Grantor to, and the Grantor hereby agrees that it will, at its expense and upon  request of the Security Trustee forthwith, assemble all or part of the Collateral as directed by the Security Trustee and make it available to the Security Trustee at a place or places to be designated by the Security Trustee.

19 (c) Any sale of Collateral may be in one or more parcels at public or private sale, at any of the Security Trustee’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Security Trustee may reasonably believe are commercially reasonable. The Security Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given, and the Security Trustee may adjourn any public or private sale from time to time by announcement made at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

19 (d) The Security Trustee is hereby granted a license or other right to use, without charge, all of the Grantor’s property, including, without limitation, all of the Grantor’s labels, trademarks, copyrights, patents and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and the Grantor’s rights under all licenses and all franchise agreements shall inure to the Security Trustee’s benefit until the Obligations are paid in full.

19 (e) If notice to the Grantor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in the manner specified for the giving of notice in Section 24 hereof at least ten calendar days prior to the date of intended disposition or other action, and the Security Trustee may exercise or enforce any and all other rights or remedies available by law or agreement against the Collateral, against the Grantor, or against any other Person or property.

Section 20. Remedies as to Certain Rights to Payment. Upon the occurrence of an Event of Default and at any time thereafter the Security Trustee may notify any Account Debtor or other Person obligated on any Accounts or other Collateral that the same have been assigned or transferred to the Security Trustee and that the same should be performed as requested by, or paid directly to, the Security Trustee, as the case may be. The Grantor shall join in giving such notice, if the Security Trustee so requests. The Security Trustee may, in the Security Trustee’s name or in the Grantor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such Collateral or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any such Account Debtor or other Person. If any payments on any such Collateral are received by the Grantor after an Event of Default has occurred, such payments shall be held in trust by the Grantor as the property of the Security Trustee and shall not be commingled with any funds or property of the Grantor and shall be forthwith remitted to the Security Trustee for application on the Obligations.

Section 21. Application of Proceeds. Without limiting its rights and remedies as Debenture Trustee under Article 7 of the Indenture, all cash proceeds received by the Security Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Security Trustee, be held by the Security Trustee as collateral for, or then or at any time thereafter be applied in whole or in part by the Security Trustee against, all or any part of the

Obligations (including, without limitation, any expenses of the Security Trustee payable pursuant to Section 22 hereof).

Section 22. Costs and Expenses; Indemnity. The Grantor will pay or reimburse the Security Trustee on demand for all out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Security Trustee in connection with the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement, and all such costs and expenses shall be part of the Obligations secured by the Security Interest. The Grantor shall indemnify and hold the Security Trustee harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement and the Security Interest hereby created (including enforcement of this Agreement) or the Security Trustee’s actions pursuant hereto, except claims, losses or liabilities resulting from the Security Trustee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Any liability of the Grantor to indemnify and hold the Security Trustee harmless pursuant to the preceding sentence shall be part of the Obligations secured by the Security Interest. The obligations of the Grantor under this Section shall survive any termination of this Agreement.

Section 23. Waivers; Remedies; Marshalling. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Security Trustee. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Security Trustee. All rights and remedies of the Security Trustee shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Security Trustee’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The Grantor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Security Trustee of its remedies hereunder, absent this waiver.

Section 24. Notices. Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

Section 25. Grantor Acknowledgments. The Grantor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) the Security Trustee has no fiduciary relationship to the Grantor, the relationship being solely that of debtor and creditor, and (c) no joint venture exists between the Grantor and the Security Trustee.

Section 26. Continuing Security Interest. This Agreement shall (a) create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Obligations and the expiration of the obligations, if any, of the Security Trustee to extend credit accommodations to the Grantor, (b) be binding upon the Grantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Security Trustee and its successors, transferees, and assigns.

Section 27. Termination of Security Interest. Upon payment in full of the Obligations and the expiration of any obligation of the Security Trustee to extend credit accommodations to the Grantor, the Security Interest granted hereby shall terminate. Upon any such termination, the Security Trustee will return to the Grantor such of the Collateral then in the possession of the Security Trustee as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination. Any reversion or return of Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Grantor and shall be without warranty by, or recourse on, the Security Trustee. As used in this Section, “Grantor” includes any assigns of Grantor, any Person holding a subordinate security interest in any of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.

Section 28. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

   Section 29. Consent to Jurisdiction. AT THE OPTION OF THE SECURED PARTY, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK; AND THE GRANTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE GRANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE SECURED PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 30. Waiver of Notice and Hearing. THE GRANTOR HEREBY WAIVES ALL RIGHTS TO A JUDICIAL HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE SECURED PARTY OF ITS RIGHTS TO POSSESSION OF THE COLLATERAL WITHOUT JUDICIAL PROCESS OR OF ITS RIGHTS TO REPLEVY, ATTACH, OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE GRANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS PROVISION AND THIS AGREEMENT.

Section 31. Waiver of Jury Trial. EACH OF THE GRANTOR AND THE SECURED PARTY, BY ITS ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 32. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 33. General. All representations and warranties contained in this Agreement or in any other agreement between the Grantor and the Security Trustee shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The Grantor waives notice of the acceptance of this Agreement by the Security Trustee. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

RED MILE ENTERTAINMENT, INC.

By ___________________________

Title __________________________
Address for Grantor:

4000 Bridgeway, Suite 101,
Sausalito, California 94965
Fax

Grantor’s Tax ID # 20-4441647

Address for the Security Trustee:
Olympia Trust Company
2300, 125 - 9th Avenue S.E.
Calgary, Alberta T2G OP6
Fax (403) 265-1455

SCHEDULE I
to
Security Agreement

Locations of Equipment and Inventory as of September 30, 2006:

Raw Materials: $53,789.79 at warehouse of Lixivian Corporation in Minnesota;
Finished Goods: $15,899.13 at warehouse of Lixivian Corporation in Minnesota;
Raw Materials and Finished Goods: $40,000 at warehouse of Zomax Corp. in Minnesota.

Lixivian Corporation is a third party manufacturer of PC Games; Their offices are located at the following:

153 East Lake Street
Wayzata, MN 55391

Zomax Corp. is a third party manufacturer of PC Games; Their offices are located at the following:

5353 Nathan Lane
Plymouth, MN 55442

SCHEDULE II
to
Security Agreement

Trade Names and Trade Styles

Red Mile’s sole registered trademark is the Red Mile Entertainment, Inc. name.

(Suggested Exhibit for Financing Statement.
NOT PART OF THE SECURITY AGREEMENT.)

EXHIBIT A
TO FINANCING STATEMENT

Debtor:	Red Mile Entertainment, Inc.
4000 Bridgeway, Suite 101,
Sausalito, California 94965

Security Trustee:	Olympia Trust Company
2300, 125 - 9th Avenue S.E.
Calgary, Alberta T2G OP6

This Financing Statement covers the following types (or items) of property:

All of the Debtor’s right, title, and interest in and to the following, whether now or hereafter owned, existing, arising or acquired and wherever located:

All Accounts

All Chattel Paper

All Documents

All Equipment

All General Intangibles

All Instruments

All Inventory

To the extent not otherwise included in the foregoing, (i) all other rights to the payment of money, including rents and other sums payable to the Debtor under leases, rental agreements and other Chattel Paper and insurance proceeds; (ii) all books, correspondence, credit files, records, invoices, bills of lading, and other documents relating to any of the foregoing, including, without limitation, all tapes, cards, disks, computer software, computer runs, and other papers and documents in the possession or control of the Debtor or any computer bureau from time to time acting for the Debtor; (iii) all rights in, to and under all policies insuring the life of any officer, director, stockholder or employee of the Debtor, the proceeds of which are payable to the Debtor; and (iv) all accessions and additions to, parts and appurtenances of, substitutions for and replacements of any of the foregoing

To the extent not otherwise included, all proceeds and products of any and all of the foregoing.

Debtor is permitted to factor its accounts receivable so long as the same are sold in the ordinary course of business at the fair market value thereof. Accounts receivable factored as aforesaid shall automatically, without any further act or deed, be released from the security interest evidenced by this financing statement.

Debtor is permitted to grant to a commercial bank, financial institution or other lenders a security interest in its accounts receivable and the Secured Party’s security interest in such accounts receivable shall be subordinate to such creditor’s security interest in such accounts receivable.

DEFINED TERMS

As used in this Financing Statement, the following terms shall have the meanings indicated:

“Account” shall mean the rights of the Debtor to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not such right has been earned by performance, all guaranties and security therefor, and all interests in the goods the sale or lease of which gave rise thereto, including the right to stop such goods in transit.

“Chattel Paper” shall mean a writing or writings which evidence both a monetary obligation and a security interest in or lease of specific goods; when a transaction is evidenced by both a security agreement or a lease and by an Instrument or a series of Instruments, the group of writings taken together constitutes Chattel Paper.

“Document” shall mean any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, together with any other document or receipt which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Equipment” shall mean all machinery, equipment, furniture, furnishings and fixtures, including all accessions, accessories and attachments thereto, and any guaranties, warranties, indemnities and other agreements of manufacturers, vendors and others with respect to such Equipment.

“General Intangibles” shall mean any personal property (other than goods, Accounts, Chattel Paper, Documents, Instruments and money) including choses in action, causes of action, contract rights, corporate and other business records, inventions, designs, patents, patent applications, service marks, trademarks, tradenames, trade secrets, engineering drawings, good will, registrations, copyrights, licenses, franchises, customer lists, tax refund claims, royalties, licensing and product rights, rights to the retrieval from third parties of electronically processed and recorded data and all rights to payment resulting from an order of any court.

“Instrument” shall mean a draft, check, certificate of deposit, note, bill of exchange, security or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is transferred in the ordinary course of business by delivery with any necessary endorsement or assignment.

“Inventory” shall mean any and all goods owned or held by or for the account of the Debtor for sale or lease, or for furnishing under a contract of service, or as raw materials, work in process, materials incorporated in or consumed in the production of any of the foregoing and supplies, in each case wherever the same shall be located, whether in transit, on consignment, in retail outlets, warehouses, terminals or otherwise, and all property the sale, lease or other disposition of which has given rise to an Account and which has been returned to the Debtor or repossessed by the Debtor or stopped in transit.